Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen AMT-Free Municipal Income Fund f/k/a
Nuveen Insured Tax-Free Advantage Municipal Fund
 811-21213

A special meeting of shareholders was held in the offices of Nuveen Investments on December 14, 2012;
at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization and the approval of the issuance of additional common shares. The special meeting was subsequently adjourned to January 24, 2012, February
22, 2013, March 14, 2013 and April 5, 2013.

Final voting results for April 5, 2013 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>Preferred shares
<c> Common Shares
To approve an Agreement and Plan of
Reorganization.



   For
                                  -
             4,212,649
                          -
   Against
                                  -
                189,364
                          -
   Abstain
                                  -
                  48,963
                          -
      Total
                                  -
             4,450,976
                          -




To approve the issuance of additional common shares in connection with each Reorganization.



   For
                   14,184,204
                          -
           10,601,529
   Against
                     1,126,724
                          -
                836,276
   Abstain
                        716,845
                          -
                674,182
      Total
                   16,027,773
                          -
           12,111,987

Proxy materials are herein
incorporated by reference
to the SEC filing on October 30,
2012, under
Conformed Submission Type
Form N-14 8C, accession
number 0001193125-12-441693.